Exhibit 1

Fund	I.R.S. Employer Identification No.
Innovator 20+ Year Treasury Bond 5 Floor ETFTM – Quarterly (formerly Innovator 20+ Year Treasury Bond 5 Floor ETFTM – July)	85-0937683